Attachment to Form 4
JOINT FILER INFORMATION
Name and Address:	Third Point LLC
390 Park Avenue
New York, NY 10022
Date of Event Requiring Statement:	08/15/16
Issuer and Ticker Symbol:	Kadmon Holdings, Inc. [KDMN]
Relationship to Issuer:	10% Owner
Designated Filer:	Daniel S. Loeb
TABLE I INFORMATION
Title of Security:	Common Stock
Transaction Date:	August 15, 2016
Transaction Code:	P
Amount of Securities and Price:	6,010 at $9.9541 per share
Securities Acquired (A) or Disposed of (D):	A
Amount of Securities Beneficially Owned Following Reported Transactions:	7,705,383
Ownership Form:	I
Nature of Indirect Beneficial Ownership:	See Footnote (1) in the Form 4

Signature	THIRD POINT LLC
By: DANIEL S. LOEB, Chief Executive Officer
	By:	/s/ William Song
	Name:	William Song
	Title:	Attorney-in-Fact
/s/ William Song
WILLIAM SONG, as attorney-in-fact for DANIEL S. LOEB